Exhibit 5.1

Rio de Janeiro, June 9, 2004

Tele Celular Sul Participações S.A.

Rua Comendador Araújo 299

Curitiba, Paraná

Brazil

Ladies and Gentlemen,

We have acted as Brazilian counsel to Tele Celular Sul Participações S.A., a Brazilian corporation (“TSU”), in connection with the proposed merger of Tele Nordeste Celular Participações S.A., a Brazilian corporation (“TND”), with and into TSU (the “Merger”) and the related filing by TSU on June 9, 2004 of its Registration Statement on Form F-4 (“TSU Form F-4”) with the U.S. Securities and Exchange Commission in connection with the issuance of shares by TSU under the Merger. We hereby confirm that, upon approval of the Merger by the extraordinary general shareholders’ meetings of TND and TSU, the registration of the minutes of such meetings with the Commercial Register and the publication of such minutes as required under Brazilian law, the shares to be issued by TSU under the Merger will be validly issued, fully paid and non-assessable.

This opinion does not cover any questions arising under or relating to the laws of any jurisdiction other than the Federative Republic of Brazil, and therefore it does not cover any questions arising under or relating to, among others, the laws of the United States of America or any state or other political subdivision thereof.

Very truly yours,

/s/    Veirano Advogados